EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Karen Hildebrant
Spartan Chassis, Inc.
517.543.6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis Receives $107.6 Million in New Orders in Military Vehicles

CHARLOTTE, Michigan, May 10, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received two subcontract orders from two major defense manufacturers totaling $107.6 million - its two largest specialty-vehicle orders to date.

Spartan Chassis said it has received a $60.0 million order from General Dynamics Land Systems and a $47.6 million order from Force Protection, Inc. Spartan Chassis will supply and integrate key chassis components in the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

Both orders are scheduled to be completed in 2007 and are slated for use by U.S. Marines and soldiers fighting in Afghanistan and Iraq. MRAPs are prized by the military for their V-shaped hulls, raised chassis and improved armor, which helps protect servicemen and women from improvised explosive devices, or IEDs, mines and other hazards of war.

"This new business is significant in both its magnitude and its validation of our expertise in automotive integration," said Richard Schalter, president of Spartan Chassis. "Over the past two years, we have earned a reputation in the military market by repeatedly demonstrating that we have the ability to deliver quality products on time. Spartan Chassis is privileged to be in service to support our nation's defense."

In April, Spartan Chassis announced that it had acquired two facilities that will be converted to manufacturing plants to meet the strong growth of its specialty-vehicle product line. The new plants will add a total of 80,000 square feet to Spartan Chassis and will come on line during the third quarter of this year.

"These two new contracts validate the investments we have made in growing our specialty-vehicle segment and the confidence that our customers, along with our shareholders and our board of directors, have in Spartan Chassis," said John Sztykiel, president and CEO of Spartan Motors. "This contract underscores the strength of our strategic plan, which focuses on the emergency rescue, recreational vehicle and specialty markets."

About Spartan Chassis, Inc.
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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Spartan Chassis New Military Orders / page 2 of 2

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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